EXHIBIT 10.9
May 10,2004
Mr. Steve Phillips
4-14-16 Nakamachi
Setagaya-ku
Tokyo,158-0091
Japan
Dear Steve:
We are pleased to confirm your transfer of employment from IPC Information Systems, LLC, (formerly IPC Information Systems, Inc.) to IPC Information Systems (Japan) K.K. (“IPC” or, the “Company”), in the full-time position of Managing Director- Asia Pacific Region reporting to IPC’s President and Chief Operating Officer on the following terms and conditions:
Terms of Employment
1.	Commencement

In reference to your prior employment letter dated March 18,1999, your transfer date to IPC Information Systems (Japan) K.K. was April 7,2002, immediately after the previous assignment which ended on April 6, 2002.

2.	Compensation

Your base salary will be YEN 14,840,000 per annum or YEN 1,236,666 per month. There will be an annual performance and salary review although IPC will be under no obligation to increase your salary.
You will be entitled to a commission plan with target annual commission of YEN 4,080,000 in fiscal 2004. The sales target will be set each fiscal period in accordance with company overall sales plan.
You are also eligible for the Executive Management Incentive Plan (EMIP) and your target bonus is 40% of base salary. Your actual payout will be function of corporate and individual performance with emphasis on EBITDA for your region, CAPEX spending and personal MBOs.
4F Otemachi Tatemono Kamiyacho Bldg., 5-12-13 Toranomon. Minato-ku, Tokyo
105-0001 Japan Tel: +81.3.5776.6888 / Fax: +81.3.3433.4455

IPC will pay a maximum of YEN 14,000,000 per annum for housing and transportation costs. IPC will pay up to a maximum of six (6) months key rental costs/deposits. The key rental costs/deposits will be contingent upon the necessity of the payments.
For the education of your minor children through high school, IPC will reimburse actual school fees each year with ¥ 5,300,000 in 2004 and ¥5,100,000 in 2005 as a general guideline. If the actual spend appears likely to go over the guideline, please contact me in advance so that we can review and approve any explainable overage.
IPC will reimburse you for all employment related Japanese taxes. You will provide us copies of your tax return pertaining to your cash income from IPC and the adjustments required to assure you do not have to pay taxes in Japan.
3.	Duties and Responsibilities
You will report directly to the President and Chief Operating Officer and you will be responsible for all operations in Asia Pacific Region including both trading system and network services division.
4.	Company Policy

Your employment is subject to company policy and procedure as promulgated and varied from time to time.

5.	Office and Working Hours

Your office will be in Japan. The Company’s normal office hours are from 9:00 a.m. to 6:00 p.m. during Monday to Friday with one hour each day for lunch. Overtime will not be paid for this position, though you may need to work outside of these hours dependant on requirements.

6.	Travel

Your role will require frequent business travel. During such periods of travel any reasonable expenses you incur in furtherance of Company business will be paid according to the Company’s standard policy.
4F Otemachi Tatemono Kamiyacho Bldg., 5-12-13 Toranomon, Minato-ku, Tokyo 105-0001
Japan Tel: +81.3.5776.6888/Fax: +81.3.3433.4455

7.	Annual Leave & Holidays

Your annual holiday entitlement will be 20 working days paid leave per calendar year in addition to public holidays. There will be no payment in lieu of any unused leave.

8.	Sickness Leave

You shall be entitled to paid sickness leave in accordance with the Company’s policy. You are required to notify the Company promptly by telephone of any absence through sickness and must provide evidence of such sickness leave taken.

9.	Medical Benefits
The Company will provide coverage for you and your family (spouse and children) under Japanese National Health Insurance Plan, As the insurance does not allow you to recover 100% of the actual medical claim, IPC shall reimburse you for the difference.
10.	Confidentiality
See Separate Confidentiality Agreement.
11.	Termination
11.1 This contract of employment may be terminated by you giving IPC, minimum two calendar month’s notice thereof, in writing.
11.2 You are entitled to six months notice should IPC decide to terminate employment with you for whatever reasons subject to 11.3. In consideration, you agree to sign a one year noncompete agreement which is attached.
11.3 The Company may give notice in writing to you to terminate your employment with immediate effect and without being liable to make any payment for any misconduct — see separate ‘SEPARATION FOR CAUSE’.
11.4 Termination would require settlement of all outstanding advances, taxes, or other moneys owed within 90 days.
4F Otemachi Tatemono Kamiyacho Bldg., 5-12-13 Toranomon, Minato-ku, Tokyo 105-0001
Japan Tel: +81.3.5776.6888 / Fax: +81.3.3433.4455

12.	Governing Law

This letter of employment confirmation shall be governed and construed in all respects in accordance with the laws of Japan. In the event that any portion of this letter is found to be invalid or unenforceable by reason of law, such invalidity or unenforceability shall attach only to such provisions and shall not affect or render invalid or unenforceable any other provision of this letter.
Yours sincerely,
/s/ Ron Landis
Ron Landis
VP Human Resources
c.c Greg Kenepp
c.c, Katherine Kam, Director of Finance, Asia Pacific
Encl.
Appendix I & II
I, S. E. Phillips, understand and accept the terms and conditions of employment as set out in this letter.

SIGNED:	/s/ S. E. Phillips

DATED:	14/MAY/04
4F Otemachi Tatemono Kamiyacho Bldg., 5-12-13 Toranomon, Minato-ku, Tokyo 105-0001 Japan
Tel: +81.3.5776.6888 / Fax: +81.3.3433.4455

Appendix I — Confidentiality Agreement
IPC
You agree that both during and after your employment you will not (other than in the proper course of your duties or as may be required by law):
1.	Divulge or disclose to any other person or corporation, without the prior written consent of IPC, any trade secrets of IPC, or any confidential information1. relating to IPC, its related or associated corporations, suppliers, or customers or any of their respective businesses, of which you may become aware prior to or during your employment,
or
2.	Use or attempt to use any such confidential information in any manner which may cause or be calculated to cause injury or loss to IPC, its related or associated corporations, suppliers or customers.
During your employment you must use such confidential information only for the purposes of performing your duties, and use your best endeavors to prevent the unauthorized disclosure of any such confidential information to any third parties. The above obligations will cease to apply to information or knowledge that may come into the public domain (other than through breach of these obligations).
You acknowledge and agree that all intellectual and industrial property rights in all designs, slogans, sales promotion techniques, computer software, computer hardware, documentation or any other devices or materials whatever relating to the business of IPC, which are discovered, invented, improved or developed by you during the course of your employment (whether during regular business hours or otherwise) will be the property of IPC, whether conceived or developed by you solely or jointly with others and, if required by IPC, you will execute any documents and do all such things as may be required by IPC, to assign the title of such property to IPC, and IPC agrees to bear all costs and expenses related thereto.
Notes
1. Confidential information may encompass but is not exclusive to written, oral, electronic form as well as actions and deeds.

S. E. Phillips Employee Name:	/s/ S. E. Phillips Signature	14/MAY/04 Date
4F Otemachi Tatemono Kamiyacho Bldg., 5-12-13 Toranomon, Minato-ku, Tokyo 105-0001 Japan
Tel: +81.3.5776.6888 / Fax: +81.3.3433.4455

Appendix II — Separation for Cause
SEPARATION FOR CAUSE
It is IPC’s intent to hire individuals who, in addition to being qualified through education and experience, also meet high standards of character and personal conduct. It is the Company’s expectation that you as a staff member, will abide by the law, government regulations, and by the rules of the Company.
In order to run a safe and orderly business, the Company reserves the right to separate an employee for cause, without formal notice (i.e. dismiss summarily), for violation of certain rules of conduct, “Cause”, as the term is used within this section includes (but is not limited to) the following:
•	Theft of Company or staff member property

•	Selling, possessing, buying or using narcotics or other illegal drugs on the premises

•	Consumption of alcohol on Company premises when not related to Company business and/or functions, or arriving at work in a state of drug or alcohol intoxication or related impairment

•	Material, intentional or reckless falsification of an employment application, time sheet or other Company record, whether one’s own or that of another staff member

•	Physical assault or threat of an assault (whether expressed or implied) of a staff member or business associate or threat of the same, whether expressed or implied

•	Possession of weapons or firearms on Company premises

•	Intentional material misuse or damage of Company property, or the property of a staff member or business associate

•	Job abandonment: failure to report to work for two (2) consecutive days without prior authorization from or subsequent contact with the department manager or supervisor

•	Engaging in outside employment, consulting or investment relationships which are deemed to be in conflict with the interests of the Company, or breaching Company confidentiality or trade secrets.

Insubordination or willful disobedience in a manner that could seriously affect the safety or performance of staff members, Company property or public image of the Company
4F Otemachi Tatemono Kamiyacho Bldg., 5-12-13 Toranomon, Minato-ku, Tokyo 105-0001 Japan
Tel: +81.3.5776.6888 / Fax: +81.3.3433.4455

Mr. Steve Phillips
4-14-16 Nakamachi
Setagaya-ku
Tokyo, 158-0091
Japan
February 20, 2007
Steve:
This letter will serve to modify your current cash remuneration arrangement.
As we’ve discussed, your first quarter commission earnings will be paid to you according to the present agreed upon arrangement. Going forward into the second quarter of the fiscal year 2007 you will be converted to a different cash remuneration program. The details of that program are as follows:
•	Your basic salary will be increased from your current level of ¥16,791,889 to ¥22,425,000

•	There will be two components to your variable target earnings
o	EMIP (Executive Management Incentive Plan) — The Corporate EMIP plan will have a target bonus of 35% of basic salary and the year end payout will be calculated according to Corporate’s EMIP performance. There is a slight variation of the formula that will be used in your case. Historically Corporate is made up of three measurement components, corporate EBITDA (85%), CAPEX (5%), and MBOs (10%). Because your new arrangement will focus on MBOs differently (described below), EMIP bonus will be calculated according to only two criteria, corporate EBITDA (95%) and CAPEX (5%).

o	REGIONAL MBO — This special bonus will have a target of 20% of basic salary. The year end payout will be based on your performance against objectives that have been established by the CEO, Lance Boxer. Your actual payout will be determined at his discretion and according to how well you performed against those objectives.
Except as described above, all other terms of your letter from me dated May 10, 2004 remains in effect.
We are making this change to connect your remuneration to corporate performance and focus on the increasing responsibilities your strategic position has in developing and deploying a Management team across a broad geographical region that partners with the global IPC organization.
Yours truly,
/s/ Ron Landis
Ron Landis
VP Global Human Resources

I accept these terms:	/s/ Stephen Phillips	Date:	26/FEB/07
Stephen Phillips

88 Pine Street	Wall Street Plaza	New York, NY 10005	p 212.825.9060	f 212.344.5106	www.ipc.com